Exhibit 99(4)(i)
Rider
Guaranteed Principal Protection
This rider is part of your contract. It is subject to the contract terms. If the terms of this rider and the contract differ, this rider controls.
Effective Date
If this rider is issued at the same time as your contract, this rider is effective on the Contract Date shown on Page 3 of the contract. If this rider is issued after your contract, this rider is effective on the contract anniversary date upon which this rider was added (the “Rider Date”).
Rider Term
This rider has an initial 10-year term. If this rider is issued at the same time as your contract, the Initial Guaranteed Principal Protection Expiration Date is set forth on Page 3 of the contract. If this rider is issued after your contract, the Initial Guaranteed Principal Protection Expiration Date is set forth on the corresponding amendment to the contract.
Guaranteed Principal Amount
At the end of this rider’s 10-year term, if your Eligible Contract Value is less than your Guaranteed Principal Amount, then we will increase the value of your contract so that the Eligible Contract Value will be equal to the Guaranteed Principal Amount, provided that this rider has remained in force through the end of the term without being reset.
If this rider is issued at the same time as your contract:
Eligible Contract Value is equal to:
i.	100 percent of your purchase payment made on the Contract Date;

ii.	plus 100 percent of any additional purchase payments made on or before the six-month anniversary of the Contract Date

iii.	plus any gains, or less any losses, attributable to (i) and (ii) above;

iv.	less the dollar amount of any withdrawals; and

v.	less rider and contract charges attributable to the Eligible Contract Value.
Guaranteed Principal Amount is equal to (A) plus (B) minus (C), where:
A =	100 percent of your purchase payment made on the Contract Date;

B =	100 percent of any additional purchase payments made on or before the six-month anniversary of the Contract Date; and

C =	a pro rata adjustment for any withdrawals made while this rider is in force. The pro rata adjustment is equal to the amount of the withdrawal multiplied by a fraction where the numerator is the Guaranteed Principal Amount immediately prior to the withdrawal and the denominator is the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.
If this rider is issued after your contract:
Eligible Contract Value is equal to:
i.	100 percent of your entire Contract Value on the Rider Date;

ii.	plus any gains, or less any losses, attributable to (i) above;

iii.	less the dollar amount of any withdrawals; and

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iv.	less rider and contract charges attributable to the Eligible Contract Value.
Guaranteed Principal Amount is equal to (A) minus (B), where:
A =	100 percent of your entire Contract Value on the Rider Date; and

B =	a pro rata adjustment for any withdrawals made while this rider is in force. The pro rata adjustment is equal to the amount of the withdrawal multiplied by a fraction where the numerator is the Guaranteed Principal Amount immediately prior to the withdrawal and the denominator is the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.
For purposes of calculating any benefit under this rider, withdrawals will be taken on a “first-in-first-out” basis as set forth in your contract. That is, any withdrawal will be taken first from any remaining portion of the total Contract Value resulting from the earliest purchase payment. Once the value resulting from any purchase payment has been reduced to zero, remaining amounts withdrawn will reduce the value resulting from the earliest of the remaining purchase payments. This process shall continue until the withdrawal is completed.
Any benefit amount credited by this rider will be allocated to the Available Investment Portfolios and/or the Fixed Accumulation Account, if available, as instructed by you for subsequent purchase payments.
Reset Feature
While this rider is in force, beginning with the fifth anniversary of the Effective Date, this rider may be reset on any contract anniversary preceding the Annuitant attaining age 80. If you elect to reset this rider, a new 10-year term begins on that contract anniversary date (the “Reset Date”). Subsequent resets are permitted on contract anniversaries provided that at least five years have elapsed since the last reset. Reset is also permitted up to 30 days after the expiration of a 10-year term and the effective date of the reset will be retroactive to the contract anniversary date. No reset will be made unless we receive written notice from you no later than 30 days after an eligible reset date of your intent to reset this rider.
If this rider is reset:
Eligible Contract Value is equal to:
i.	100 percent of your entire Contract Value on the Reset Date;

ii.	plus any gains, or less any losses, attributable to (i) above;

iii.	less the dollar amount of any withdrawals; and

iv.	less rider and contract charges attributable to the Eligible Contract Value.
Guaranteed Principal Amount is equal to (A) minus (B), where:
A =	100 percent of your Contract Value on the Reset Date; and

B =	a pro rata adjustment for any withdrawals made after the Reset Date. The pro rata adjustment is equal to the amount of the withdrawal multiplied by a fraction where the numerator is the Guaranteed Principal Amount immediately prior to the withdrawal and the denominator is the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.
The rider charge rate may change at reset, in which case it will be equal to the rider charge rate applied to all other contract owner resets on that date, which may be higher or lower than the rider charge rate at the time this rider was issued or previously reset.

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Additional Purchase Payments
If this rider is issued at the same time as your contract:
Additional purchase payments made on or before the six-month anniversary of the Contract Date will be included in the Guaranteed Principal Amount and in the calculation of the Eligible Contract Value. Any purchase payments made after the contract has been in force for six months are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value, do not affect the amount of the rider charge, and must be allocated to Available Investment Portfolios as set forth in the Available Investment Portfolios provision.
If this rider is issued after your contract:
Additional purchase payments made after the Rider Date are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value, do not affect the amount of the rider charge, and must be allocated to Available Investment Portfolios as set forth in the Available Investment Portfolios provision.
If this rider is reset:
Additional purchase payments made after the Reset Date are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value, do not affect the amount of the rider charge, and must be allocated to Available Investment Portfolios as set forth in the Available Investment Portfolios provision.
Available Investment Portfolios
While this rider is in force, your purchase payments must be allocated to one of the available Asset Allocation Models (the “Models”) from those offered by us and approved for use with this rider and/or to the Fixed Accumulation Account, if available (the “Available Investment Portfolios”). Your purchase payments may be allocated to the Fixed Accumulation Account or a dollar-cost averaging account, if available, and then transferred to a Model selected by you, subject to any restrictions on such transfers as set forth in your contract. The individual variable Subaccounts and allocation percentages for the initial Model you selected are set forth in your application attached with this rider to your contract. You may maintain funds in only one Model at any given time. The Models are not in themselves variable Subaccounts. Each Model is a composite of certain individual variable Subaccounts available with your contract. There is no additional charge nor adviser fees associated with choosing a Model, other than the management fees associated with the underlying funds. The Models have been designed to meet specific risk tolerances (ranging from conservative to aggressive) and investment objectives, while attempting to reduce volatility by diversifying among the various individual variable Subaccounts in the Model. The individual variable Subaccounts in a Model will not change (subject to the possible closure, merger or authorized substitution of the underlying funds). We will rebalance the amounts in each individual variable Subaccount on a calendar quarter basis so that at the beginning of each quarter the percentage of each individual variable Subaccount to the total Contract Value will equal the established percentages in the Model you selected. Any such rebalancing automatically will be made in your contract without transfer fees. We will send you a confirmation of any transfers made among the individual variable Subaccounts. From time to time, revised Models may be offered. In that event, we will notify you in writing. Upon such written notification, you may elect to either (i) transfer funds without transfer fees to the revised Model, subject to the restriction that you must maintain funds in only one Model at any given time, or (ii) not transfer funds to the revised Model, in either case with no affect on the rider benefit. We will not unilaterally transfer your funds to a revised Model.
Spousal Continuation
If your surviving spouse becomes the Owner and Annuitant of the contract upon your death while this rider is in force, there will be no effect on the Guaranteed Principal Amount, the duration of the 10-year term, or any rider benefit. The Guaranteed Principal Amount will not reset upon death of the original Owner. However,

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if there is a death benefit adjustment in the contract, the Eligible Contract Value will be increased by the pro rata portion of the death benefit adjustment attributable to the Eligible Contract Value. The pro rata adjustment is equal to the amount of the death benefit adjustment multiplied by a fraction where the numerator is the Eligible Contract Value on the date of the Annuitant’s death and the denominator is the total Contract Value on the date of the Annuitant’s death. In other words, a death benefit adjustment, assuming a spousal continuation of the contract and this rider, increases the Eligible Contract Value by the same percentage by which the death benefit adjustment increases the total Contract Value.
Charge for Rider
On each contract anniversary that this rider is in force, we will deduct from your Contract Value a rider charge equal to the product of the rider charge rate and the rider principal base (an average of the Guaranteed Principal Amount at the beginning and end of the contract year; however, if this rider is issued at the same time as your contract, for the first rider anniversary the beginning Guaranteed Principal Amount will be the sum of your purchase payment made on the Contract Date and any additional purchase payments made on or before the six-month anniversary of the Contract Date).
The rider charge rate is: a) the rate shown on Page 3 of your contract, if this rider was issued at the same time as the contract and has not been reset; b) the rate shown on the corresponding amendment to your contract, if this rider was issued after the contract and has not been reset; or c) the rate declared by us at the time of reset, if this rider has been reset, which may be higher or lower than the rider charge rate at the time this rider was issued or previously reset. The rider charge will be deducted from all available individual variable subaccounts on a pro rata basis. If the value in your individual variable subaccounts is insufficient to cover the rider charge, we will deduct all or a portion of the rider charge from the Fixed Accumulation Account, but only to the extent that such deduction does not exceed the excess, if any, of (a) over (b), where:
(a)	is the interest credited to the Fixed Accumulation Account during the contract year; and

(b)	is the interest that would have been credited to the Fixed Accumulation Account during the contract year if we had credited the guaranteed minimum interest.
If your contract is surrendered during a contract year, a full annual rider charge will be assessed. If the contract is terminated due to death or annuitization, a pro rata charge will be assessed reflecting the portion of the contract year the contract was in force. In the event that charges are assessed for a portion of the contract year, the rider principal base will be the average of the Guaranteed Principal Amount at the beginning of the contract year and the Guaranteed Principal Amount at the time the charge is assessed.
Addition of Rider
This rider may be added after the Contract Date. However, it may only be added on a contract anniversary date. This rider may be added retroactively to a contract anniversary date if we receive written notice on or up to 30 days after the contract anniversary date. It may not be added after the Annuitant has attained age 80.
Termination of Rider
This rider will terminate: a) upon allocation or transfer of funds to any investment portfolio other than a Model or the Fixed Accumulation Account or a DCA Account; b) upon the allocation or transfer of funds to more than one Model; c) on the subsequent contract anniversary date after we receive written notice from you to terminate this rider; d) on the contract anniversary immediately following the day the Guaranteed Principal Amount is reduced to zero unless a reset is elected; e) upon the commencement of any annuity option; f) on the day the contract is terminated in accordance with its terms; and g) upon death of the Annuitant, except in the case of Spousal Continuation.

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If this rider is terminated, it cannot be reinstated, the Guaranteed Principal Amount will be zero, and any benefit under this rider will be discontinued. However, we may allow you to purchase a new rider, provided we offer the rider at that time, at the then prevailing rider charge rate, which may be higher or lower than the rider charge rate of this rider.
NATIONAL SECURITY LIFE AND ANNUITY COMPANY

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